                     ASSET PURCHASE AND SALE AGREEMENT


                              January 3, 1994


  THIS ASSET PURCHASE AND SALE AGREEMENT ("Agreement") is between UNITED RESOURCES, INC., an Oregon corporation, 6433 S.E. Lake Road, Portland, Oregon 97222, CTD, L.L.C. an Oregon limited liability company, P.O. Box 5490, Oregon City, Oregon 97045 ("Purchaser") and UNITED GROCERS, INC., an Oregon corporation, 6433 S.E. Lake Road, Portland, Oregon 97222 ("U.G.").
  Seller owns and operates two grocery stores known as: Tigard Food Connection located at 13500 S.W. Pacific Highway, Tigard, Washington County, Oregon ("Tigard Store"); and Aloha Food Connection located at 20535 S.W. TV Highway, Aloha, Washington County, Oregon ("Aloha Store"). The Tigard Store and the Aloha Store are referred to below as "the Stores."
The Tigard Store is located on premises ("Tigard Premises") leased from Pension Funds, by Key Investments by lease dated September 8, 1987 ("Tigard Real Estate Lease") to United Grocers, Inc. ("U.G.") and subleased to Seller by Sublease dated June 1, 1988. The Aloha Store is located on premises ("Aloha Premises") leased from Jim E. Hemstreet, Greg A. Hemstreet and Linda D. Luck by lease dated May 26, 1987 ("Aloha Real Estate Lease") to U.G. and subleased to Seller by Sublease dated June 1, 1988. Much of the fixtures and equipment used by Seller in the operation of the Stores is leased by Seller and U.G. from MetLife Capital, Limited Partnership ("MetLife") on a long term lease which includes other unrelated equipment ("Equipment Lease"). The Equipment Lease includes options to purchase the fixtures and equipment at the end of the lease term or renewal terms. The fixtures and equipment leased from MetLife and used at the Tigard Store are listed on the attached Exhibit C and are referred to below as the "Tigard Leased Equipment"; the fixtures and equipment leased from MetLife and used at the Aloha Store are listed on the attached Exhibit D and are referred to below as the "Aloha Leased Equipment." Seller wishes to sell all assets used in the operation of the Stores, sublease the Tigard Premises and the Aloha Premises to Purchaser and transfer Seller's interest in the leased fixtures and equipment at the Stores to Purchaser, and Purchaser wishes to purchase the assets and acquire the lease rights. U.G. is a party to this Agreement solely to transfer its interest in the leased fixtures and equipment to Purchaser and to enter into the representations, warranties and covenants in this Agreement regarding the Equipment Lease, the Tigard Leased Equipment and the Aloha Leased Equipment. In consideration of the covenants contained in this Agreement the parties therefore agree as follows:
  1. Assets Purchased. Subject to the terms and conditions of this Agreement Seller agrees to sell to Purchaser, and Purchaser agrees to purchase, all assets used in the operation of the Stores including without limitation the following:
     1.1 Inventory. All merchantable inventory and supplies located in the Stores on the date of closing but excluding all outdated or unsalable items and excluding all seasonal (i.e., summer) items except those Purchaser specifically elects to purchase ("the Inventory").
     1.2 Tigard Equipment and Aloha Equipment. All fixtures, equipment, leasehold improvements and other items listed on the attached Exhibit A ("the Tigard Equipment") and on the attached Exhibit B ("the Aloha Equipment") together with any other items of fixtures or equipment owned by Seller and used in the operation of the Stores which are not listed on the attached exhibits.
     1.3 Tigard Leased Equipment and Aloha Leased Equipment. The right to possession and use of the Tigard Leased Equipment and the Aloha Leased Equipment throughout the remainder of the term and a first renewal term of the Equipment Lease together with free and clear title to the Tigard Leased Equipment and the Aloha Leased Equipment as provided in paragraph 13.3 below.
     1.4 Other Property. All other property of Seller, tangible or intangible, which is reasonably necessary for, and used in, the operation of the Tigard Store or the Aloha Store.
  This sale excludes all cash and accounts receivable. Items in the Stores which are owned by third party vendors shall be listed on the attached Exhibit E with the name, address and telephone number of each third party owner, with items listed separately for each store.
  2. Price; Payment.
     2.1 Inventory Price. The purchase price of the Inventory shall be determined as follows but shall not exceed a total of $1,300,000:
          2.1.1 For Inventory on the sales floor, in the back room and overstock, an amount equal to retail value determined as provided in paragraph 3 below, less the following percentages which shall include margins, allowance and CE/PI rebates:

          Grocery Items                            19.5%
          Meat                                     19.6%
          Produce                                  36.0%
          Service Deli                             43.0%
          Bulk Foods                               36.0%
          Bakery                                   55.0%
          Beer and Wine                            19.5%
          Dairy                                    16.0%
          General Merchandise/Health and Beauty    29.0%
          Frozen Foods                             25.0%
          Videos                                   $10 each
          Grocery/Deli                             19.5%

          2.1.2  For supplies                      Seller's actual cost.

          2.1.3  For deposit items                 Face value

          2.1.4  For consigned items               Seller's actual cost.

     Seller shall pay to Purchaser all amounts claimed by consignors for sales made prior to Purchaser's possession immediately on demand by Purchaser.

          2.1.5 For seasonal (i.e., summer) items which Purchaser agrees to purchase, 50% of the price calculated subject to paragraph 2.1.1 above.

     2.2 Tigard Equipment and Aloha Equipment Price. The purchase price of the Tigard Equipment, the Aloha Equipment and any other items described in paragraph 1.2 above shall be net book value of the items listed on Exhibit A and Exhibit B as shown on Seller's books on the date of closing, which is a total of $173,739.01.
     2.3 Tigard Leased Equipment and Aloha Leased Equipment Price. The purchase price of the Tigard Leased Equipment and the Aloha Leased Equipment shall be payment by Purchaser to Seller of the regular periodic payments due under the Equipment Lease for those items from the date of closing through the end of the lease term and during the 24 month renewal period described in paragraph 13.3.1 below, but excluding the final payment due to lessor for purchase of the items. Those periodic payments are in the amounts and terms set forth on the attached Exhibit F for a total price of $889,152.15.
     2.4 Payment. The portion of the purchase price described in paragraphs 2.1 and 2.2 above shall be paid to Seller not later than 5 p.m. on January 12, 1994. The portion of the purchase price described in paragraph 2.3 above shall be paid to Seller in nine (9) payments of $42,009.17 each, due on the 30th day of each month with the first payment due on January 30, 1994 and continuing through September 30, 1994, then in two (2) payments each in the amount of $22,374.58 due on October 30, 1994 and November 30, 1994, then in twenty-two (22) payments of $21,077.51 each due on the 30th day of each month until September 30, 1996, and then two
(2) payments each in the amount of $1,307.62 due on October 30, 1996, and November 30, 1996. The total portion of the purchase price described in paragraph 2.3 above shall be paid in full on or before November 30, 1996.
  3. Inventory Taking. Immediately prior to closing a physical inventory and retail price valuation of the Inventory shall be done by a professional inventory service mutually agreeable to the parties. Consigned items shall be separately inventoried. The cost of the inventory shall be paid one-half by Seller and one-half by Purchaser and each party may be present at the inventory taking. The resulting inventory and valuation shall be final and binding on the parties, and the parties shall execute a memorandum to be attached to this agreement specifying the exact amount of Inventory separately for each Store.
  4. Closing.
     4.1 Date and Location. This purchase and sale shall be closed at a mutually agreeable location on a mutually agreeable date not later than January 12, 1994.
     4.2 Documents From Seller. Seller shall deliver to Purchaser at closing the following documents, each in a form reasonably acceptable to Purchaser and each duly executed, endorsed and acknowledged where appropriate:
          4.2.1 A warranty bill of sale transferring the Aloha Equipment, Tigard Equipment and the Inventory to Purchaser free and clear of all liens and encumbrances.

          4.2.2 A true copy of the consent from MetLife which is required by the terms of the Equipment Lease for this transaction.

          4.2.3 All documents required to consent to the use of the names Tigard Food Connection and Aloha Food Connection by Purchaser.

          4.2.4 A complete list of all current suppliers at each store, listed separately by store, including name, address, commodity supplied and account number.

          4.2.5 A true copy of the Tigard Real Estate Lease, the Aloha Real Estate Lease and both subleases to Seller, including all addenda, exhibits and amendments together with original, executed subleases to Purchaser of each and any required consents by the landlords and U.G., all in form acceptable to Purchaser.

          4.2.6 Copies of all service and maintenance contracts in effect at the Stores on the date of closing, and originals of all warranties which relate to assets purchased by Purchaser.

          4.2.7 Such other documents or instruments as Purchaser may reasonably require in the form necessary to vest title to the purchased assets in Purchaser.

          4.2.8 Keys to all entrance doors and keys and combinations to all interior doors, safes and other locked areas, all appropriately labeled.

     4.3 Prorates. Personal property taxes and any other items agreed by the parties shall be prorated between the parties as of the date Purchaser takes possession of the Stores. Personal property taxes for the 1993-94 tax year shall be paid when due by Seller, and Purchaser shall reimburse Seller for Purchaser's prorated share of such taxes at closing. Any vending machines shall be emptied by Seller immediately prior to closing; all funds collected on or after the date of closing shall belong to Purchaser. Seller shall have utility meters read as of the date of closing and Purchaser shall establish its own accounts for utilities.
     4.4 Lien Creditors of Seller. All creditors of Seller with liens on the Tigard Equipment, the Aloha Equipment or the Inventory shall be paid in full at or before closing. Seller shall obtain and file releases of all such liens at closing or immediately thereafter.
  5. Possession. Purchaser shall have possession of all assets sold pursuant to this Agreement and of the Tigard Premises and the Aloha Premises and shall assume the risk of loss at 12:01 a.m. on January 4, 1994.
  6. Liabilities.
     6.1 Purchaser assumes no liabilities of Seller except as specifically provided in this Agreement.
     6.2 Purchaser shall assume all prepaid maintenance contracts in effect at the Stores.
  7. Merchandise in Transit. Inventory items ordered by Seller in the usual course of business of the Stores which have not been received by the date of closing shall be the property of Purchaser. Purchaser shall reimburse Seller for any deposit or payment by Seller for such items upon receipt of evidence of payment, and shall pay the balance to the supplier directly upon receipt of invoice.
  8. Accounts Receivable. Seller shall send any necessary notices of a change of address to payors of its accounts receivable effective on the date of closing. Purchaser shall have no obligation to collect Seller's accounts receivable.
  9. Employees.
     9.1 List; Hiring by Purchaser. Not less than seven days prior to closing Seller shall deliver to Purchaser a complete list of all employees of Seller at the Stores, listed separately by Store, including name, date of hire, job and pay rate. Purchaser shall be entitled to interview employees for possible hiring by Purchaser. Purchaser shall be entitled but not obligated to hire individual employees for work in this or other locations if such employees make application.
     9.2 Termination by Seller. Seller shall terminate the employment of all employees in the Stores effective at the end of the last shift prior to closing. Seller shall pay every employee all wages, salaries, accrued vacation and all other amounts owed by Seller to the employees through the date of termination promptly in accordance with applicable law.
  10. Representations and Warranties of Seller. Seller makes the following representations and warranties to Purchaser, each of which shall be true at and survive the closing of this transaction:
     10.1 Organization. Seller is duly incorporated and in good standing under the laws of the State of Oregon and has full authority and legal capacity to enter into and perform this Agreement and the documents and instruments contemplated by this Agreement.
     10.2 Capacity. The execution, delivery and performance of this Agreement and the subleases and the transfer of possessory rights and eventual title under the Equipment Lease have been duly authorized and approved by the Board of Directors of Seller, no other authorization or approval is required which has not been obtained, and this agreement and the subleases constitute valid and binding agreements of Seller in accordance with their terms.
     10.3 Effect of Agreement. The execution and delivery of this Agreement and of the subleases by Seller, and the consummation of the transactions contemplated by those agreements, will not result in the creation or imposition of any valid lien, charge or encumbrance on any of the assets sold to Purchaser pursuant to this Agreement, and will not require the authorization, consent or approval of any third party which has not given its consent in writing prior to the date of closing.
     10.4 No Brokers. Seller has not employed any broker or finder in connection with the transactions contemplated by this Agreement and it has taken no action which would give rise to a valid claim against any party for a brokerage commission, finder's fee or other like payment.
     10.5 Title. Seller has good and marketable title to the Tigard Equipment, the Aloha Equipment and the Inventory, free and clear of restrictions on or conditions to transfer or assignment and free and clear as of the date of closing of all liens, pledges, charges or encumbrances.
     10.6 Leases. Purchaser has been provided with true, accurate and complete copies of the Tigard Real Estate Lease, Tigard sublease, the Aloha Real Estate Lease, Aloha sublease and the Equipment Lease as amended to the date of closing. Seller does not possess or use in the Stores any tangible property owned by another person or entity except property included in the Equipment Lease and property listed on the attached Exhibit E (third party vendors).
     10.7 Other Contracts. As of the date of closing there will be no material leases, employment contracts, contracts for service or maintenance, or other contracts existing or relating to or connected with the operation of the Stores: (1) which are not cancelable within 30 days, and (2) copies of which have not been given to Purchaser.
     10.8 No Defaults. Seller has paid rent and all other amounts and performed all other obligations due under the Tigard sublease, the Aloha sublease and the Equipment Lease to the date of closing. Seller or its assigns has paid all rent and all other amounts and performed all other obligations due under the Tigard Real Estate Lease and the Aloha Real Estate Lease to the date of closing. Each of those documents is currently in effect and in good standing and neither Seller nor U.G. has any knowledge of any claim of any material default or breach under any of those documents.
     10.9 No Litigation. Neither Seller nor U.G. has any knowledge of any claim, litigation, proceeding or investigation pending or threatened against Seller which might result in any material adverse change in the business of the Stores or affect the Tigard Real Estate Lease, Aloha Real Estate Lease, Equipment Lease or the assets sold to Purchaser pursuant to this Agreement.
     10.10 No Collective Bargaining; Employees. There are no collective bargaining agreements covering the employees of Seller at the Stores. To Seller's knowledge it has complied with all applicable laws, rules and regulations related to employment including those related to wages, hours, payment of state and federal payroll taxes and discrimination. Seller has delivered to Purchaser true, accurate and complete information regarding the compensation and benefits of all employees of Seller at the Stores.
     10.11 Tax Returns. Seller has filed all required local, state and federal tax returns and reports and has paid all local state and federal taxes of any nature owing by Seller; and no proceedings are threatened or pending to levy or assess Seller or any of its assets on account of tax delinquencies or deficiencies.
     10.12 Inventory. The Inventory includes only items which are regularly sold by Seller in the ordinary course of its business at the Stores, and the retail prices on the Inventory at the time of the physical inventory described in paragraph 3 above will accurately reflect sales, promotions, temporary price reductions, bonus savers and discounts which would be affected by Seller in the ordinary course of its business absent this transaction.
     10.13 Asset Locations. All of the items listed on Exhibits A, B, C and D will be physically located in the Stores on the date of closing.
     10.14 Condition of Equipment. All items included in the Tigard Leased Equipment, Aloha Leased Equipment, Tigard Equipment and Aloha Equipment are in working order and repair on the date of closing.
     10.15 Other Information. None of the representations or warranties of Seller or U.G., and none of the information or documents provided or to be provided by Seller or U.G. to Purchaser contain or will contain any untrue statement of a material fact or omit or will omit or misstate a material fact necessary in order to make the statements contained in this Agreement or the information or documents not misleading. Seller and U.G. know of no fact which has resulted, or which, in the reasonable judgment of the officers of Seller signing this Agreement, will result in a material change in the operations of the Stores or in the assets sold to Purchaser pursuant to this Agreement which has not been set forth in this Agreement or otherwise disclosed to Purchaser in writing.
  11.     Covenants of Seller and U.G..
     11.1 Operation Prior to Closing. Prior to closing and until possession of the Stores are delivered to Purchaser, Seller shall operate the Stores in the usual manner, keep them both open for business during the same days and hours as in the past, and maintain the Inventory and the personnel at the usual level for each Store.
     11.2  Indemnification.
          11.2.1 Seller will indemnify and defend Purchaser and hold Purchaser harmless from any claim, loss, liability or expense in connection with: the breach of any of Seller's covenants or representations and warranties contained in this Agreement; or the failure by Seller to make all payments and perform all other terms and conditions of the Equipment Lease, the Tigard sublease or the Aloha sublease promptly in accordance with their terms; or the failure by Seller and/or U.G. to promptly obtain and transfer to Purchaser free and clear title to the Tigard Leased Equipment and the Aloha Leased Equipment in accordance with the terms of paragraph 13.3 below.

     11.2.2 U.G. will indemnify and defend Purchaser and hold Purchaser harmless from any claim, loss, liability or expense in connection with: the breach of any of U.G.'s covenants or representations and warranties contained in this Agreement; or the failure by U.G. to make all payments and perform all other terms and conditions of the Equipment Lease, the Tigard Real Estate Lease or the Aloha Real Estate Lease promptly in accordance with their terms; or the failure by U.G. and/or Seller to promptly obtain and transfer to Purchaser free and clear title to the Tigard Leased Equipment and the Aloha Leased Equipment in accordance with the terms of paragraph 13.3 below.

     11.3 No Equipment Lease Amendments. So long as the Tigard Leased Equipment or the Aloha Leased Equipment is subject to the Equipment Lease Seller and U.G. shall not amend the Equipment Lease in any manner which would affect Purchaser, Purchaser's right to the use and possession of such assets or Purchaser's right to receive free and clear title to such assets at the time specified in paragraph 13.3.
     11.4 Payment of Amounts Due Under Equipment Lease. Seller and U.G. shall make all payments due under the Equipment Lease promptly in accordance with its terms and shall promptly perform all other terms and conditions of the Equipment Lease to be performed by Seller and U.G.
  12. Conditions Precedent. Purchaser's obligations under this Agreement are subject to each of the following conditions precedent:
     12.1 OLCC. Purchaser obtaining package liquor licenses from the Oregon Liquor Control Commission for both Store locations. Purchaser shall apply promptly and pursue the license approvals diligently.
     12.2 Subleases. Execution and delivery of a sublease of the Tigard Premises and a sublease of the Aloha Premises to Purchaser on terms and conditions satisfactory to Purchaser and any required consent of U.G. and the lessors to such subleases.
     12.3 Equipment Lease Consent. Seller and U.G. obtaining any consent from the lessor under the Equipment Lease which that document requires for the closing of this transaction.
     12.4 Food Stamps. Purchaser obtaining authorization from the U.S. Department of Agriculture to accept food stamps at both Store locations.
     12.5  W.I.C.   Purchaser obtaining authorization to accept W.I.C.
coupons at both Store locations.
     12.6 Membership. Purchaser obtaining membership in United Grocers, Inc. and in the Thriftway group for both Stores.
     12.7 Financing. Purchaser obtaining financing for the purchases contemplated by this Agreement on terms acceptable to Purchaser.
     12.8 Thriftway Agreement. Purchaser obtaining an agreement with the Thriftway group which shall provide that for a period of six (6) months or twenty-six (26) weeks beginning with the first ad Purchaser participates in, Purchaser's Thriftway membership for the Stores shall be free of the Thriftway assessments for each Store while earning all case, product and other allowances, rebates, accruals, distributions and other incentives including without limitation new product and new store allowances.
  13.     Equipment Lease and Other Liabilities of Seller.
     13.1 Other Liabilities. Except for the obligations described in paragraph 13.2 below, Seller shall pay all obligations incurred by Seller in connection with the Stores in full within ten days after the date of closing and shall obtain the release of record of any lien on assets purchased by Purchaser, at or before closing. Seller shall in any event indemnify and defend Purchaser and hold Purchaser harmless from any claim, cost, liability or expense, including costs and attorney's fees, incurred by Purchaser in connection with obligations of Seller which are not expressly assumed by Purchaser under the provisions of this Agreement.
     13.2 Equipment Lease. Commencing at closing Purchaser shall make periodic payments to Seller in the amounts and at the times specified in paragraph 2.4 above. Commencing at closing Purchaser shall also pay property taxes, procure and maintain physical damage, bodily injury and property damage insurance, and keep the Tigard Leased Equipment and the Aloha Leased Equipment in good repair as required by the Equipment Lease. Seller and U.G. shall make all payments to the lessor and perform all other obligations promptly when due under the Equipment Lease. Seller and U.G. shall use their best efforts to obtain an amendment to the Equipment Lease granting to Purchaser the right to retain use and possession of the Tigard Leased Equipment and the Aloha Leased Equipment, and to all purchase rights for such equipment, so long as Purchaser makes the payments described in paragraph 2.4 above when due and regardless of any default by Seller and U.G. under the Equipment Lease. Whether or not such an amendment is obtained, upon written demand from the lessor under the Equipment Lease Purchaser may make such payments directly to the lessor and such payments shall be credited as if paid to Seller.
     13.3  Option to Purchase Under Equipment Lease.
          13.3.1 At the end of the lease term of the Equipment Lease Seller and U.G. shall exercise the first renewal option for a renewal
  period of 24 months.   Seller and U.G. shall deliver the appropriate
  notice to the lessor under the Equipment Lease not less than 60 days prior to the end of the lease term, as required by that document. Purchaser shall make payments to Seller during the renewal term as provided in paragraph 2.3 above and Seller and UG shall make all rent payments due under the Equipment Lease as provided in paragraph 13.2 above. At the end of the first renewal period Seller and UG shall exercise the option to purchase the Tigard Leased Equipment and the Aloha Leased Equipment and shall deliver the appropriate notice to the lessor under the Equipment Lease not less than 60 days prior to the end of the renewal term. Seller and UG shall pay the amount due to the lessor for the purchase and shall promptly acquire title to the Tigard Leased Equipment and the Aloha Leased Equipment. Immediately thereafter Seller and U.G. shall convey free and clear title in the Tigard Leased Equipment and the Aloha Leased Equipment to Purchaser subject to no liens, restrictions or encumbrances except the lien of any then current personal property taxes not yet payable.

          13.3.2 Notwithstanding the provisions of paragraph 13.3.1, if the Stores experience an average annual return on investment during the first 36 months of operation by Purchaser which is greater than 20 percent, Purchaser shall pay a share of the amount due to the lessor for any purchase. Purchaser's share shall be the lesser of one-half of the amount due or $175,000. "Average return on investment" shall be calculated by dividing the average annual net income for the 36 month period by the total of the purchase prices specified in paragraphs 2.1, and 2.2. "Average annual net income" shall mean the net income from the Stores over the 36 month period, computed on the income tax basis of accounting and before allocation of administrative overhead, divided by three.

  14. Remedies. Upon any breach or default of this Agreement by a party, the other party may exercise separately or in combination, serially or cumulatively, all of the remedies available at law for such breach or default, except as specifically limited by other terms of this Agreement.
  15. Survival. All representations, warranties and covenants of this Agreement shall survive the closing of the sale and purchase. The obligations of each party under this Agreement which require performance or impose restrictions after the closing will survive the closing and continue to be binding on that party and insure to the benefit of the other party(s).
  16.     General Provisions.
     16.1 Attorney's Fees. If any party institutes suit or action to enforce or interpret the terms of this Agreement the prevailing party shall be entitled to recover from the losing party(s) all costs and disbursements incurred by it in that connection plus such sum as the court may adjudge reasonable for attorney's fees in the trial court and in any appellate court.
     16.2 Notices. Any notice given pursuant to this Agreement shall be in writing and effective at the earlier of actual receipt or three days after deposit in the U.S. mails as certified mail, postage prepaid, addressed to a party at the address stated on page 1 above or at such other address as the party may specify by notice to the other party.
     16.3 Legal Representation. Each party has been represented by counsel in the negotiation and preparation of this Agreement.
     16.4 Section Headings. The section headings in this Agreement are for convenience only and shall not be construed to vary any of the terms of this Agreement.
     16.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.
     16.6 Severability. If any term of this Agreement is deemed to be illegal or unenforceable at law it shall be deemed to be void and of no force and effect to the extent necessary to bring such term within the provisions of the applicable law, and such term as so modified together with all other terms of this Agreement shall be and remain fully enforceable.
     16.7 Waiver. No waiver of any term or provision of this Agreement shall be binding unless it is in writing and signed by the party making the waiver. No waiver of one term or provision shall be deemed to be a waiver of any other term or provision or to be a continuing waiver.

  SELLER:                                          UNITED RESOURCES, INC.

                                                   By   Alan C. Jones
                                                   Its  Vice President


  PURCHASER:                                       CTD, L.L.C.

                                                   By   Carol Suzuki
                                                   Its  Manager


  U.G.                                             UNITED GROCERS, INC.

                                                   By   Alan C. Jones
                                                   Its  President

                               BILL OF SALE


  UNITED RESOURCES, INC., an Oregon corporation ("Seller"), hereby grants, bargains, sells, transfers and delivers to CTD, L.L.C., an Oregon limited liability company ("Purchaser"), the following described property:

     1. All merchantable inventory and supplies located in the Aloha Food Connection store at 20535 S.W. TV Highway, Aloha, Oregon at 12:01 a.m. on January 4, 1994, together with

     2. All fixtures, equipment, leasehold improvements and other items owned by Seller and used in the operation of the store including without limitation the items listed on the attached Exhibit A.

  Seller warrants to Purchaser that Seller has good and marketable title to the above described property subject to no liens or encumbrances and that it will defend this conveyance against the claims of all others.

  The consideration for this Bill of Sale is the sum of $582,853.

  DATED:  January 4, 1994.

                                     UNITED RESOURCES, INC.


                                     By   Alan C. Jones
                                     Its  Vice President


STATE OF OREGON             )
                            ) ss.               January 12, 1994
County of Clackamas         )

  Personally appeared Alan C. Jones, who being duly sworn did say that he is the Vice President of UNITED RESOURCES, INC., and that said instrument was signed in behalf of said corporation by authority of its board of directors; and he acknowledged said instrument to be its voluntary act and deed.

       Before me:     Beverly B. McPherson
                      Notary Public for Oregon
                      My commission expires:  7-20-96

                               BILL OF SALE


  UNITED RESOURCES, INC., an Oregon corporation ("Seller"), hereby grants, bargains, sells, transfers and delivers to CTD, L.L.C., an Oregon limited liability company ("Purchaser"), the following described property:

       1. All merchantable inventory and supplies located in the Tigard Food Connection store at 13500 S.W. Pacific Highway, Tigard, Oregon at 12:01 a.m. on January 4, 1994, together with

       2. All fixtures, equipment, leasehold improvements and other items owned by Seller and used in the operation of the store including without limitation the items listed on the attached Exhibit A.

  Seller warrants to Purchaser that Seller has good and marketable title to the above described property subject to no liens or encumbrances and that it will defend this conveyance against the claims of all others.

  The consideration for this Bill of Sale is the sum of $595,984.

  DATED:  January 4, 1994.

                           UNITED RESOURCES, INC.


                           By    Alan C. Jones
                           Its   Vice President


STATE OF OREGON       )
                      ) ss.               January 12, 1994
County of Clackamas   )

  Personally appeared Alan C. Jones, who being duly sworn did say that he is the Vice President of UNITED RESOURCES, INC., and that said instrument was signed in behalf of said corporation by authority of its board of directors; and he acknowledged said instrument to be its voluntary act and deed.

       Before me:          Beverly B. McPherson
                           Notary Public for Oregon
                           My commission expires:  7-20-96

                          STORE REMODEL AGREEMENT
  This Store Remodel Agreement is between UNITED GROCERS, INC., an Oregon corporation, 6433 S.E. Lake Road, Portland, Oregon 97222 ("U.G.") and CTD, L.L.C. an Oregon limited liability company, P. O. Box 5490, Oregon City, Oregon 97045 ("Operator").
  Operator has agreed to purchase certain assets used in connection with the operation of two supermarket stores: Tigard Food Connection at 13500 S.W. Pacific Highway, Tigard, Washington County, Oregon; and Aloha Food Connection at 20531 S.W. TV Highway, Aloha, Washington County, Oregon ("the Stores") from United Resources, Inc., a subsidiary of U.G. The Stores are currently operated as Food Connection stores. Operator plans to remodel the Stores and convert them to Thriftway stores, and Operator's agreement to purchase is subject to a condition that the Stores be accepted as members of the Thriftway group (among other conditions). Operator cannot convert the Stores to Thriftway stores unless the necessary remodeling can be accomplished for a limited cost.
  In consideration of Operator's agreement to buy the assets and also in consideration of the covenants below, the parties therefore agree as follows:
  1. Fixed Bid. U.G. shall, through its engineering department, agree to remodel both Stores to meet Thriftway Marketplace guidelines in accordance with the attached Exhibit A for a total fixed price of $640,000 or less. U.G. shall confirm the actual fixed price by delivery of a written fixed bid to Operator no later than ____________________.
  2. Interest Free Project Account. No interest shall be accrued or charged to Operator on the project account for the remodeling project until 30 days after the billing for the total project has been submitted to Operator by U.G.
  3.   Miscellaneous.
       3.1 Attorney's Fees. If either party institutes suit or action to enforce or interpret the terms of this Agreement the prevailing party shall be entitled to recover from the other party all costs and disbursements incurred by it in that connection plus such sum as the court may adjudge reasonable for attorney's fees in the trial court and in any appellate court.
       3.2 Notices. Any notice given pursuant to this Agreement shall be in writing and effective at the earlier of actual receipt or three days after deposit in the U.S. mails as certified mail, postage prepaid, addressed to a party at the address stated on page 1 above or at such other address as the party may specify by notice to the other party.
  DATED:                             , 1994.
       U.G.           UNITED GROCERS, INC.
                      By
                      Its

       OPERATOR:      CTD, L.L.C.

                      By
                      Its

                                 AGREEMENT

  CTD, L.L.C., an Oregon limited liability company ("CTD") is purchasing the assets of the Tigard Food Connection store and the Aloha Food Connection store ("the Stores") from UNITED GROCERS, INC., an Oregon corporation ("United") by Asset Purchase and Sale Agreement dated
January ____, 1994. The purchase is subject to CTD receiving certain promises and agreements from THRIFTWAY STORES, INC., an Oregon corporation ("Thriftway") regarding advertising costs and rebates.
  In consideration of CTD's purchase of the two stores, the parties agree as follows:
  1. Aloha Food Connection Advertising Costs. From the date of the purchase of the Aloha store by CTD until the earlier of June 21, 1994 or the date of conversion to a Thriftway store the Food Connection advertising assessment/membership fee for the Aloha store shall be no greater than the sum of $1,500 per week. The store shall earn and be paid all credits, rebates and allowances during that period.
  2. Tigard Food Connection Advertising Costs. The Food Connection advertising assessment/membership fee for the Tigard store shall be the normal amount and no greater than $2,900 a week. The store shall earn and be paid all credits, rebates and allowances.
  3. Thriftway Advertising Assessments After Conversion. For six months following the date of a conversion of each of the Stores to a Thriftway store the converted store shall not be charged any Thriftway advertising assessments but each store shall earn and be paid all credits, rebates and allowances to which it would normally be entitled.
  4. Thriftway Not a Party. In the event and to the extent that Thriftway does not honor this agreement United shall pay such sums to CTD monthly as are required to put CTD in the position contemplated by the terms of this agreement.
  5. Attorney's Fees. If either party institutes suit or action to interpret or enforce the terms of this agreement, the prevailing party shall be entitled to recover from the other party all costs and disbursements incurred by it in that connection plus such sum as the court may adjudge reasonable for attorney's fees in the trial court and in any appellate court.
  DATED:  January 3, 1994.

       CTD:                CTD, L.L.C.

                           By  Carol Suzuki
                           Its Manager


       UNITED:             UNITED GROCERS, INC.

                           By  Alan C. Jones
                           Its President